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                                                                Exhibit 3.1
                                    RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                          NABISCO GROUP HOLDINGS CORP.


       (Originally incorporated as RJR Holdings Corp. on October 25, 1988)


                                  ARTICLE FIRST

           The name of the Corporation is Nabisco Group Holdings Corp.

                                 ARTICLE SECOND

         The registered office and registered agent of the Corporation is The Prentice-Hall Corporation System, Inc., 1013 Centre Road, City of Wilmington, County of New Castle, Delaware, 19805.

                                  ARTICLE THIRD

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                 ARTICLE FOURTH

         The total number of shares of capital stock that the Corporation is authorized to issue is 590,000,000 shares of which 440,000,000 shares are Common Stock, par value $.01 each, and 150,000,000 shares of which are shares of preferred stock, par value $.01 each (hereinafter referred to as "Preferred Stock"). The Preferred Stock may be issued from time to time in one or more series with such distinctive designations as may be stated in the resolution or resolutions providing for the issue of such stock from time to time adopted by the Board of Directors or a duly authorized committee thereof. The resolution or resolutions providing for the issue of shares of a particular series shall fix, subject to applicable laws and the provisions of this ARTICLE FOURTH, for each such series the number of shares constituting such series and the designations and powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors or a duly authorized committee thereof under the General Corporation Law of the State of Delaware. The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock of the Corporation irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware or any corresponding provision hereafter enacted.


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                                  ARTICLE FIFTH

         The Board of Directors of the Corporation, acting by majority vote, may alter, amend or repeal the By-Laws of the Corporation.

                                  ARTICLE SIXTH

         Except as otherwise provided by the Delaware General Corporation Law as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

         IN WITNESS WHEREOF, this Restated Certificate of Incorporation, which restates and integrates but does not further amend the provisions of the Corporation's Restated Certificate of Incorporation, as heretofore amended and supplemented, there being no discrepancy between these provisions and the provisions of this Restated Certificate of Incorporation, and having been duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware, has been executed this 16th day of June, 1999.

                                    NABISCO GROUP HOLDINGS CORP.


                                    By:   /s/ H. Colin McBride
                                        --------------------------------------
                                        H. Colin McBride
                                        Senior Vice President and Secretary


[CORPORATE SEAL]


Attest:


By:      /s/ Suzanne P. Jenney
    ---------------------------------
       Suzanne P. Jenney
       Assistant Secretary


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